EXHIBIT 99.1

Apyx Medical Corporation Reports Second Quarter 2020 Financial Results

CLEARWATER, FL — AUGUST 10, 2020 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today reported financial results for its second quarter ended June 30, 2020.

Second Quarter 2020 Financial Summary:

•	Total revenue of $4.3 million, down 35% year-over-year.

◦	Advanced Energy revenue of $2.9 million, down 46% year-over-year.

◦	OEM revenue of $1.4 million, up 10% year-over-year.

•	GAAP net loss of $4.7 million, compared to total GAAP net loss of $4.3 million for the second quarter of 2019.

•	Adjusted EBITDA loss of $4.9 million, compared to adjusted EBITDA loss of $3.6 million for the second quarter of 2019.

•
As of June 30, 2020, the Company had cash and equivalents of $46.2 million, compared to $58.8 million as of December 31, 2019. As of June 30, 2020, the Company had working capital of $60.2 million, compared to $64.4 million as of December 31, 2019.

Second Quarter 2020 Operating Highlights:

•
On June 22, 2020, the Company announced that it had obtained regulatory approval to market and sell its Helium Plasma Technology products in five new countries: Australia, Brazil, Israel, Taiwan and Thailand. The Company has contracted with distributors to market and sell its products in each country.

Management Comments:

“Our revenue decreased 35% year-over-year in the second quarter due to slower demand and procedure trends from our cosmetic surgery customers around the world as a result of the preventative or protective actions taken by governments in each of our primary markets in response to the COVID-19 pandemic,” said Charlie Goodwin, President and Chief Executive Officer. “While we expected our revenue results to be significantly impacted by COVID-related business disruption in the second quarter, we were pleased with the material improvement in our business trends in each month of the quarter. Specifically, as temporary closures of non-essential businesses and restrictions on elective procedures were lifted in May, we saw a steady increase in the number of practices reopening and a resumption of patient treatment activity. We were particularly encouraged by the notable increase in utilization-based demand for our Renuvion handpieces throughout the month of June, which resulted in handpiece sales increasing more than 80% year-over-year for the month of June.”

Mr. Goodwin continued: “Despite the challenging operating environment, our organization has performed admirably, and I am proud of their continued efforts to support our customers and ensure business continuity. We continue to monitor the crisis caused by COVID-19 in our primary markets and, while we are encouraged by the improving business trends and demand for our handpieces in June and July, the timing for returning to a normalized operating environment - particularly with respect to generator demand - remains highly uncertain. Importantly, we are well capitalized with $46.2 million in cash and equivalents at quarter-end, and our proactive efforts to reduce near-term spending in this period of business disruption contributed materially to our Q2 financial performance and will continue to do so during the second half of 2020. We remain intently focused on ensuring the Company is well positioned to return to executing on our growth strategy to expand our share in the global cosmetic surgery market as the post-COVID recovery takes shape in the coming months.”

The following tables represent revenue by reportable segment (Unaudited):

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Advanced Energy	$2,867	$5,350	$(2,483)	(46.4)%	$6,853	$9,721	$(2,868)	(29.5)%
OEM	1,429	1,299	130	10.0%	2,440	2,557	(117)	(4.6)%
Total	$4,296	$6,649	$(2,353)	(35.4)%	$9,293	$12,278	$(2,985)	(24.3)%

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Domestic	$3,393	$4,540	$(1,147)	(25.3)%	$7,011	$8,450	$(1,439)	(17.0)%
International	903	2,109	(1,206)	(57.2)%	2,282	3,828	(1,546)	(40.4)%
Total	$4,296	$6,649	$(2,353)	(35.4)%	$9,293	$12,278	$(2,985)	(24.3)%

Second Quarter 2020 Results:

Total revenue for the three months ended June 30, 2020, decreased $2.4 million, or 35.4%, to $4.3 million, compared to $6.6 million in the prior year. Advanced Energy segment sales decreased approximately $2.5 million, or 46.4% year-over-year, to $2.9 million, compared to approximately $5.4 million last year. OEM segment sales increased $0.1 million, or 10.0% year-over-year, to $1.4 million, compared to $1.3 million last year. For the second quarter 2020, revenue in the United States decreased $1.1 million, or 25.3% year-over-year, to $3.4 million, and international revenue decreased $1.2 million, or 57.2% year-over-year, to $0.9 million.

Gross profit for the three months ended June 30, 2020, decreased 55.2% year-over-year, to $2.1 million, compared to $4.7 million in the prior year. Gross margin for the three months ended June 30, 2020, was 48.7%, compared to 70.3% for the same period in 2019. During the second fiscal quarter, we reassessed our forecasted product mix due to COVID-19, increased availability of our newer handpiece designs, and earlier than expected completion of product registrations in certain international markets.  As a result, certain products were reduced to a lower carrying value, and some components were also written off as it was determined to cease further production on these models. This resulted in a decrease in gross profit of approximately $0.4 million during the three and six months ended June 30, 2020. Excluding the aforementioned reduction in gross profit related to inventory write-downs, the year-over-year change in gross profit margin for the three months ended June 30, 2020 was driven by product mix within both our Advanced Energy and OEM segments, revenue mix between our segments, geographical revenue mix, and improved product margins in our Advanced Energy segment as a result of our continued manufacturing efficiency initiatives.

Operating expenses for the second quarter of 2020 decreased $0.8 million, or 9.2% year-over-year, to $8.3 million, compared to $9.1 million for the second quarter of 2019. The year-over-year change in operating expenses was primarily driven by a $0.8 million decrease in selling, general and administrative expenses and a $0.1 million decrease in salaries and related costs, partially offset by a $0.1 million increase in research and development expenses.

Net loss for second quarter of 2020 was $4.7 million, or $0.14 per share, compared to a net loss of $4.3 million, or $0.13 per share, for the second quarter of 2019. The decrease was primarily due to lower sales and the resulting gross profit as a result of COVID19, partially offset by the Company’s income tax benefit of $1.5 million related to its provision for the carryback of net operating losses for the second quarter of 2020.

First Six Months of 2020 Results:

Total revenue for the six months ended June 30, 2020, decreased $3.0 million, or 24.3%, to $9.3 million, compared to $12.3 million in the prior year. Advanced Energy segment sales decreased approximately $2.9 million, or 29.5% year-over-year, to $6.9 million, compared to approximately $9.7 million last year. OEM segment sales decreased $0.1 million, or 4.6% year-over-year, to $2.4 million, compared to $2.6 million last year. For the six months ended June 30, 2020, revenue in the United States decreased $1.4 million, or 17.0% year-over-year, to $7.0 million, and international revenue decreased $1.5 million, or 40.4% year-over-year, to $2.3 million.

Net loss for six months ended June 30, 2020 was $6.6 million, or $0.19 per share, compared to a net loss of $9.9 million, or $0.30 per share, for the six months ended June 30, 2019. The decrease in net loss for the six months ended June 30, 2020 was primarily due to the Company’s income tax benefit of $6.4 million related to its provision for the carryback of net operating losses for 2019, offset partially by lower sales, and gross profit, as a result of COVID-19, compared to the prior year period.

Fiscal Year 2020 Financial Outlook:

Given the continued challenges and uncertainties posed by the ongoing global pandemic, the Company will not be providing full year 2020 financial guidance at this time. Assuming a more normalized business environment prevails at the time of our third quarter results conference call in November, we plan to provide updated expectations at that time.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on August 10 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 877-407-8289 (or 201-689-8341 for international callers) and provide access code 13705955. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://78449.themediaframe.com/dataconf/productusers/apyx/mediaframe/39030/indexl.html

A telephonic replay will be available approximately two hours after the end of the call through August 24, 2020. The replay can be accessed by dialing 877-660-6853 for U.S. callers or 201-612-7415 for international callers and using the replay access code: 13705955. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The Company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers surgeons and physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma® system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2019. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$4,296	$6,649	$9,293	$12,278
Cost of sales	2,202	1,975	4,215	4,041
Gross profit	2,094	4,674	5,078	8,237
Other costs and expenses:
Research and development	975	888	1,955	1,618
Professional services	1,658	1,661	4,047	3,779
Salaries and related costs	3,439	3,510	6,750	6,998
Selling, general and administrative	2,189	3,037	5,985	5,994
Total other costs and expenses	8,261	9,096	18,737	18,389
Loss from operations	(6,167)	(4,422)	(13,659)	(10,152)
Interest income	7	403	223	826
Interest expense	(8)	—	(14)	—
Other (loss) income, net	(14)	(200)	412	(495)
Total other (loss) income, net	(15)	203	621	331
Loss before income taxes	(6,182)	(4,219)	(13,038)	(9,821)
Income tax (benefit) expense	(1,492)	76	(6,397)	82
Net loss	$(4,690)	$(4,295)	$(6,641)	$(9,903)

Earnings (loss) per Share:
Basic and diluted	$(0.14)	$(0.13)	$(0.19)	$(0.30)

Weighted average number of shares outstanding - basic and diluted	34,186	33,384	34,181	33,363

APYX MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	June 30, 2020 (Unaudited)	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$46,156	$58,812
Trade accounts receivable, net of allowance of $760 and $273	6,306	7,987
Income tax receivables	6,443	426
Other receivables	1,671	1,233
Inventories, net of provision for obsolescence of $685 and $392	5,257	5,068
Prepaid expenses and other current assets	4,008	3,207
Total current assets	69,841	76,733
Property and equipment, net of accumulated depreciation and amortization of $4,702 and $4,403	6,440	6,618
Operating lease right-of-use assets	295	350
Finance lease right-of-use assets	691	653
Other assets	560	391
Total assets	$77,827	$84,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,206	$2,438
Accrued expenses and other liabilities	6,911	9,396
Current portion of operating lease liabilities	112	108
Current portion of finance lease liabilities	266	229
Related party note payable	140	140
Total current liabilities	9,635	12,311
Long-term operating lease liabilities	177	235
Long-term finance lease liabilities	414	421
Other liabilities	765	519
Total liabilities	10,991	13,486
STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,201,895 issued and outstanding as of June 30, 2020, and 34,312,527 issued and 34,169,952 outstanding as of December 31, 2019	34	34
Additional paid-in capital	58,926	56,708
Retained earnings	7,876	14,517
Total stockholders' equity	66,836	71,259
Total liabilities and stockholders' equity	$77,827	$84,745

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET LOSS RESULTS TO NON-GAAP ADJUSTED EBITDA (Unaudited) (In thousands)

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) (GAAP) plus income tax expense, interest, depreciation and amortization, and stock-compensation expense.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss GAAP Basis	$(4,690)	(4,295)	$(6,641)	(9,903)
Interest income	(7)	(403)	(223)	(826)
Interest expense	8	—	14	—
Income tax benefit	(1,492)	76	(6,397)	82
Depreciation and amortization	225	122	439	316
Stock based compensation	1,097	856	2,146	2,051
Adjusted EBITDA	(4,859)	(3,644)	$(10,662)	$(8,280)